Exhibit 99.1

TRANSCRIPT

Corporate Speakers:	Tom O’Brien, BCB Bancorp, Inc. President and Chief Executive Officer
Ryan Blake, BCB Bancorp, Inc. EVP and Chief Operating Officer

Participant Speakers:	Justin Crowley, Piper Sandler, Sr. Research Analyst
Christopher Marinac, Brean Capital LLC, Director of Research
David Konrad, Keefe, Bruyette & Woods, Managing Director
Rob Haderer, Mount Grey Capital LLC, Co-Founder

Ryan Blake: Good morning all, this is Ryan Blake with BCB Community Bank. I’m our bank’s Chief Operating Officer, and I’m here to introduce Tom O’Brien, who is our new President and Chief Executive Officer. Tom, the floor is yours.

Tom O’Brien: Thanks, Ryan. Good morning, everyone, and I thought with this morning’s announcement from the bank that I would be well served to get out in front of the story a little bit and spend a few minutes providing those who might follow or be interested in the company to hear from me first thing. I guess I’m hoping that those on this call either already know me, at least by reputation. In my career, I’ve worked with multiple banking companies who find themselves needing specialized expertise when conditions turn difficult. I’ve spent a little time getting to know BCB, and yet there is an enormous amount of detail and history that I need to get smart on as soon as possible. That has been my practice. I’ll probably spend about the first 90 days getting as much knowledge and perspective as I’m able.

There are a few matters that I can tell you now will warrant my attention. The company has a somewhat complex capital stock, along with fixed debt obligations of some significance. This is not very dissimilar to the capital components at several of the previous companies that I have joined. In addition, I think it’s well known that the level of criticized and classified loans and recent actual losses have challenged the market’s comfort with our tangible book value. The bank had previously drifted into a few lending categories where the risk-adjusted returns and credit losses have created some volatility and market wariness. I believe that needs to be quantified and ring-fenced as quickly as we can. I’m a believer in tangible common equity, capital simplicity, and have a focus on the growth of tangible book value per share from good, long-term core earnings. Needless complexity in business models, financial structure, or operations tend to elevate risk, in my experience.

That said, I have little concern for short-term things like quarterly earnings, loan growth statistics, pipelines, and things like that. I try to make sound decisions based on the best long-term interests of the company and its shareholders. I try to avoid earnings forecasts and hitting/missing earnings estimates. I’ve seen far too many banks kick the can down the road because of the fear of a bad quarter. And, again, in my experience, decisions made for purely timing, accounting, or tax reasons tend to be pretty short-sighted. I’ve never played that game. I believe the best multiples come from transparency and clarity. The subsidiary bank, as the federal insured depository, must always be comfortably well capitalized. And in this case, if that requires restructuring or a capital raise, I would never hesitate to do what’s necessary to protect the bank. That shouldn’t come as a surprise to any who know me. You should expect to hear from me more formally and comprehensively, probably about the time of the third quarter earnings. I’ll probably be a lot smarter on the subject we’re engaged in today, but we’ll work diligently to get that out and get you all informed.

BCB has an engaged board of directors, many with substantial personal investment. We all want the same outcome. We are strategically aligned and committed. I look forward to working with them, the team at the bank, and for our shareholders. I’m happy to take a few questions after these short remarks, but don’t know that I have much in the way of more specifics than what I’ve said here, but Ryan, if we can allow some questions, that’s fine.

Ryan Blake: Sure, for those of you that may want to ask a question, please just raise your hand in the chat, or I can unmute you. Thank you. First one is going to come from Justin Crowley over at Piper Sandler.

Justin Crowley: Hey, good morning, everyone, and thanks for hosting the call today. If I could start out with one for you, Tom. Obviously, been doing this a long time across a number of different organizations, and I know each situation has its unique set of challenges, but when you take the task at hand with BCB, how would you compare the complexity of what needs to be addressed here? You know, the to-do list versus your time at some prior institutions?

Tom O’Brien: So from 40,000 feet, many of them look the same. It’s usually risk acceptance of a particular loan category. To the exclusion of all else, concentrations and credit risk management. So, in that sense, I think there’s some similarity. Obviously, my last bank had criminal elements to it; this does not. So I am pleased that I’m not doing that kind of work anymore. I think, there’s, again, a lot of similarities at the high level, but each bank is different individually. The systems are different, the controls are different. Fortunately, I haven’t seen any compliance issues here, which would be a challenge. I think it’s just trying to get under the hood and understanding and communicating what we see in the credit risk side, to a point that kind of takes away some of the market uncertainty.

Justin Crowley: Okay, got it, that’s helpful. And then, with any credit remediation process, which, I think we can all agree is the top focus here, the big questions are always what that looks like as far as length of time, and then also just ultimate loss severity. I know it’s early days, and you’ll be able to share more as time goes on, but just curious how you think about weighing those factors more broadly against one another. Just any initial thoughts you may have on how aggressive or decisive you think you’ll end up needing to be on that end of things.

Tom O’Brien: I’ve never been accused of being not aggressive enough. So, I’d say past is prologue and the faster, the better. Within the confines of what we can do, and what the market allows, it’s hard for me to get a sense of the loss component. Just because at this point these portfolios are smaller in terms of dollar denomination per loan, and they are mostly, at least as I’ve seen so far, in the cannabis space, and in the small business, I think they call them business express loans. So that’s going to be an interesting process, but sooner is better than later. I’m not someone to take a long time and dribble things out, and you know, it is what it is. We’re not going to change it, and if it’s better than market, I think that’s good news. If it’s less than that, then we’ll address it forthrightly. I hope, again, I hope to have some pretty good transparency and clarity by the end of the third quarter.

Justin Crowley: Got it, great. And then maybe just one last one. If we think longer term, I’m sure this will also evolve over time, but how do you think you evaluate success in turning things around here? What strategic goals, at least at this juncture, do you think need to be met, and are there certain financial objectives that you think about to go alongside that?

Tom O’Brien: I tend to look at the ratings process that the regulators use, the CAMEL ratings. I look at the relative stock price performance, the multiples, to the extent where, at market levels, better than market levels, I think that’s a good, metric. But at the end of the day, it’s mostly do we have a company that provides shareholders and all the stakeholders, frankly, including employees, the board, and customers with a credible resource and opportunity, and a solid balance sheet.

Justin Crowley: Great. Super helpful. Thanks so much for the time this morning, I appreciate it.

Ryan Blake: Thanks, Justin. Okay, our next question comes from Chris Maranec at Breen Capital.

Christopher Marinac: Hey, thank you, and good morning. Tom, looking forward to working with you in this next chapter. I wanted to ask your philosophy about deposits, and kind of what your early impressions are of the deposits at BCB, and kind of where you’d like to take it.

Tom O’Brien: So, we’ve been working. So, that’s actually a really good question. One of the things that I always focus on at the different banks I’ve been at is what is the deposit mix. What’s the structure; what’s the opportunity? BCB has, what I said in the press release, kind of an enviable footprint. And I think the deposit mix is reasonably good for a community commercial bank. I like deposits that track, to some extent, the business, especially in the C&I space. I only have limited patience for product exposures where we don’t have a full view of the customers’ financial activity. But as I said, I think BCB has a fairly good deposit base. I know the operating system that we’re on was the same one I’ve had at another bank. We’ll look at each of the branches and see what, if anything, they need to continue to be successful. But I think, deposits are always kind of the mother’s milk of the community bank space. So, we’ll spend a lot of time looking at those and trying to do the best we can with cost management. I’m not a wholesale funding guy. I don’t really think there’s any value created by wholesale deposits, or advances or things like that, other than for short-term funding needs. But as a liability product, you’re not going to see that grow.

Christopher Marinac: Great, Tom. Thank you very much, and thank you, Ryan, for hosting us.

Ryan Blake: Thank you. Our next question comes from David Konrad at KBW.

David Konrad: Yes, hey, good morning. Just a question as you’re kind of putting together your plan over the next year to three years. You talked about your focus on tangible book value and growth there, and maybe protection of tangible book value, but just kind of as you put together your plan, how do you emphasize the asset quality issue versus a strategy underneath for growth. Is it all hands on deck on credit first, and then move to a strategy, or can you kind of work both in at the same time?

Tom O’Brien: I would say, it’s really all hands on deck with getting, you know, the stock’s been trading at 50-60% of book, so that tells you somebody doesn’t agree with our tangible book value today. So, I want to get that answered for my satisfaction, the board’s satisfaction, and investors’ satisfaction. Let’s be sure we have it right. And to me, I wouldn’t say the first year, but in the first couple of quarters, I’d say that’s probably job 1 through 10.

David Konrad: Okay, great, thank you.

Ryan Blake: Thanks, David. Our next question comes from… Robert Haderer at Mount Grey Capital. Rob, if you could just un-mute yourself.

Rob Haderer: Can you guys hear me now?

Ryan Blake: Yes, thank you.

Rob Haderer: Alright, great. Sorry about that. Hey, Tom, I was just hoping to ask a question about the board complexion. I’ve followed the company for a number of years, really dating back to the IPO. Like you, I’ve always felt the bank had a pretty strong core deposit franchise, particularly in the markets that it’s in. But it’s been clearly masked by recent events, and credit concerns and whatnot. So, I think one of my primary concerns has been just around the board, and specifically board independence. Maybe just spend a moment, if you don’t mind, talking about your views of the board, and the construction of the board, and support for any changes that you may or may not think are necessary, and I think that’d be helpful just to get your thoughts on the board. Thanks, Tom.

Tom O’Brien: Yeah, sure, I’m happy to do that. So, I have spent a little bit of time talking to the board in probably the last 2 months or so. It probably was a little more than that. So, as I said in my remarks, the board is engaged. We’ve had very, very good discussions on my view of things, and their view of things. I would say we are totally aligned and in sync with the kind of the action agenda. There’s always some concern when there is affiliate transactions, and we do have a few. So I’ve told the board it probably would make sense to bring in a couple of additional directors that are purely independent. But again, as I said, everybody in the boardroom is engaged and cares. A lot of them are big stockholders, like a lot of new charters in the beginning. Board members tend to be involved in different aspects of the business, different than what you might see in a longer-standing, existing, public company. But as you mature, those things tend to drift off, and again, I’m conscious of them. They’re pretty well disclosed, and I don’t have a concern, but on the other hand optics are important, and I think we probably should, and I think they will agree, and have agreed, that the more we can satisfy those kind of concerns, the better off price of the stock is, and the less overhang there might be in terms of how people view the company.

Rob Haderer: Great, thanks, Tom. Appreciate your time. Best of luck.

Tom O’Brien: Thank you.

Ryan Blake: Okay, at this time, there appears to be no other questions or hands raised or questions in the chat, so I think that will conclude our call from this morning.

Tom O’Brien: Okay, great. Thank you. Thanks, Ryan, and we’ll be in touch.

Ryan Blake: Thanks, everybody.